Exhibit 99.1

X4 Pharmaceuticals Appoints Kelly Gold, Experienced Chief Financial Officer, to its Board of Directors
BOSTON, July 1, 2026 – X4 Pharmaceuticals (Nasdaq: XFOR), a company focused on improving the lives of people with rare hematology diseases, today announced the appointment of Kelly Gold to the Company’s Board of Directors effective July 1, 2026, adding strong strategic and financial expertise. Ms. Gold will serve as an independent director and member of the Audit Committee.

“We are thrilled to welcome Kelly to our Board of Directors as she brings a distinct combination of financial leadership, capital markets expertise and a scientific background,” said Adam Craig, M.D., Ph.D., Executive Chairman of X4 Pharmaceuticals. “As we continue to strengthen our team to align with our strategic priorities, Kelly’s experience as a public company CFO, coupled with her deep understanding of the biotech landscape will be a great addition to our Board. We look forward to leveraging her experience as we continue to progress mavorixafor towards potential approval and commercialization.”

"I am honored to join X4 Pharmaceuticals’ Board at this important stage in the company's evolution. X4 has built a strong foundation through its commitment to developing innovative therapies for patients living with rare diseases, and I look forward to working alongside my fellow directors and the leadership team as the company advances its mission," added Ms. Gold.

Ms. Gold is currently the Chief Financial Officer at CAMP4 Therapeutics (Nasdaq: CAMP) where she has held roles of increasing responsibility leading the Business Development and Finance functions before becoming CFO. At CAMP4, she leads all corporate finance and accounting, investor relations, strategic financial planning, and is responsible for guiding and executing the company’s strategy for establishing innovative strategic and technology-based partnerships. Previously, Ms. Gold held various roles in corporate finance and business planning at Biogen, where she provided financial leadership for the company’s late stage and marketed rare disease programs and developed long-term strategic financial trajectories for the R&D organization. Prior to Biogen, Ms. Gold worked in the Healthcare and Latin American Investment Banking groups at Deutsche Bank. Ms. Gold began her career as a mechanical engineer designing biocontainment systems for Biosafety Level 4 research facilities. She holds bachelor’s degrees in

Biochemistry and Mechanical Engineering from Queen’s University in Ontario, as well as an MBA from the MIT Sloan School of Management.

About X4 Pharmaceuticals

X4 Pharmaceuticals is a company focused on improving the lives of people with rare hematology diseases by developing and commercializing innovative therapies in areas with significant unmet needs. Leveraging expertise in diseases of the immune system and CXCR4 biology, X4 has successfully developed mavorixafor, an orally available CXCR4 antagonist that is approved in the U.S. and EU as XOLREMDI® for patients with WHIM syndrome. The Company is currently conducting a global, pivotal Phase 3 clinical trial (4WARD) evaluating mavorixafor in chronic neutropenic disorders. The U.S. FDA has granted Fast Track designation to mavorixafor for the treatment of chronic neutropenia. X4 is headquartered in Boston, Massachusetts. For more information, please visit www.x4pharma.com.

X4 Investor Contact:
Remy Bernarda
Jenny Kobin
IR Advisory Solutions
ir@x4pharma.com

Source: X4 Pharmaceuticals, Inc.